Exhibit 99.1

RE:	MHI Hospitality Corporation
410 West Francis Street
Williamsburg, Virginia 23185
757.229.5648

TRADED: NASDAQ: MDH

FOR YOUR INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Bill Zaiser	Vicki Baker
Chief Financial Officer	General Information
301.220.5400	703.796.1798

MHI HOSPITALITY CORPORATION REPORTS FINANCIAL RESULTS FOR

THE FOURTH QUARTER AND YEAR 2010

Williamsburg, VA – February 22, 2011 – MHI Hospitality Corporation (NASDAQ: MDH) (“MHI” or the “Company”), a self-managed and self-administered lodging real estate investment trust (“REIT”), today reported consolidated results for the fourth quarter and the year ended December 31, 2010.

HIGHLIGHTS:

•

Net operating income (“NOI”) increased 423.1%, or approximately $1.1 million over the fourth quarter 2009, to approximately $1.3 million and increased 65.8%, or approximately $2.5 million over the year ended December 31, 2009, to approximately $6.4 million;

•

Occupancy increased to 60.0% in the fourth quarter 2010, an increase of 6.0% over the same period for the prior year, and increased to 66.0% for the year ended December 31, 2010, an increase of 9.3% over the year ended December 31, 2009;

•

Total room revenue increased approximately $0.8 million, or 6.7% over the fourth quarter 2009, to approximately $12.3 million and increased approximately $4.2 million, or 8.5% over the year ended December 31, 2009, to approximately $53.1 million;

•

Net loss before taxes improved 33.9%, or approximately $0.7 million over the fourth quarter 2009, to approximately $1.3 million compared to a net loss before taxes for the comparable 2009 period of approximately $2.0 million, and improved 36.9%, or approximately $1.8 million over the year ended December 31, 2009, to approximately $3.0 million, compared to a net loss before taxes for the year ended December 31, 2009 of approximately $4.8 million;

•

Adjusted operating income increased approximately $1.0 million, or 32.4% over the fourth quarter 2009, to approximately $4.0 million and increased approximately $2.8 million, or 19.4% over the year ended December 31, 2009, to approximately $17.6 million; and

•

Funds from Operations (“FFO”) remained constant at approximately $1.2 million for the fourth quarter 2010 compared to the fourth quarter 2009 and remained constant at approximately $6.0 million for the year ended December 31, 2010 compared to the year ended December 31, 2009.

Andrew M. Sims, Chairman and Chief Executive Officer of MHI Hospitality Corporation, commented, “We continue to make substantial progress as our repositioned hotels take market share and the industry is in recovery. We have delivered improved year-over-year operating performance. Funds from Operations, when adjusted for non-cash accruals, trended positively in the quarter and for the year. Additionally, we are pleased with other meaningful gains in performance, which include increases of more than 66% and 423% in net operating income for the full year and quarter, respectively.”

Mr. Sims continued, “In the year ahead we are committed to further increasing our customer fair share in each market as we continue to maximize the performance of our properties. We are very pleased with the progress made and have great confidence in the long-term growth potential of our real estate platform.”

Operating Results

For the quarter ended December 31, 2010, the Company reported consolidated total revenue of approximately $18.8 million, an increase of 7.5% over the quarter ended December 31, 2009. The Company reported NOI of approximately $1.3 million for the quarter ended December 31, 2010, an increase of approximately $1.1 million or 423.1% over the quarter ended December 31, 2009. The Company reported interest expense of approximately $2.6 million for the quarter ended December 31, 2010, an increase of 4.5% or approximately $0.1 million. During the quarter, the Company incurred increased interest expense of approximately $0.4 million related to the June 2010 amendment to the Company’s credit agreement. Such additional interest expense equated to a $0.03 reduction of FFO per share for the fourth quarter 2010. The Company reported an income tax benefit of approximately $0.2 million for the quarter ended December 31, 2010 compared to an income tax benefit of approximately $0.8 million for the quarter ended December 31, 2009, due to increased profitability in its TRS Lessee. For the fourth quarter 2010, MHI also reported a consolidated net loss attributable to the Company of approximately $0.9 million, or $0.09 per share, as compared to a consolidated net loss attributable to the Company of approximately $0.8 million, or $0.10 per share, for the quarter ended December 31, 2009. For the fourth quarter 2010, FFO was approximately $1.2 million, or $0.09 per share, compared to FFO of approximately $1.2 million, or $0.11 per share, for the fourth quarter 2009, the difference in per share amounts due principally to an increase in the number of shares and units outstanding pursuant to the Company’s rights offering in December 2009.

For the year ended December 31, 2010, the Company reported consolidated total revenue of approximately $77.4 million, an increase of 8.2% or approximately $5.9 million over the year ended December 31, 2009. The Company reported NOI of $6.4 million for the year ended December 31, 2010, an increase of approximately $2.5 million or 65.8% over the year ended December 31, 2009. The Company reported an income tax provision of approximately $0.2 million for the year ended December 31, 2010 compared to an income tax benefit of approximately $1.8 million for the year ended December 31, 2009, due to profitability in its TRS Lessee in 2010 compared to net operating losses in 2009. For the year ended December 31, 2010, the Company also reported a consolidated net loss attributable to the Company of approximately $2.4 million, or $0.25 per share, as compared to a consolidated net loss attributable to the Company of approximately $2.0 million, or $0.28 per share, for the year ended December 31, 2009. FFO for the year ended December 31, 2010 remained constant at approximately $6.0 million compared to the year ended December 31, 2009. FFO per share for the year ended December 31, 2010 decreased to approximately $0.46 compared to FFO per share of approximately $0.55 for the year ended December 31, 2009 due principally to an increase in the number of shares and units outstanding pursuant to the Company’s rights offering in December 2009.

Adjusted operating income and FFO are non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission. The Company defines adjusted operating income as net operating income excluding depreciation and amortization, corporate general and administrative expenses, lease revenue and related expenses as well as other fee income not related to the Company’s wholly-owned hotel properties. The Company defines FFO as net income excluding extraordinary items, depreciation and minority interest. Management believes FFO is a key measure of a REIT’s performance and should be considered along with, but not as an alternative to, net income and cash flow as a measure of the Company’s operating performance. Reconciliations of these non-GAAP financial measures are included in the accompanying financial tables.

Portfolio Operating Performance

The following tables illustrate the key operating metrics for the quarters and the years ended December 31, 2010 and 2009 for the Company’s wholly-owned properties during each respective reporting period (“consolidated” properties) as well as the eight wholly-owned properties in the portfolio that were not under development and under the Company’s control during all of 2009 and 2010 (“same-store” properties). Accordingly, the same store data does not reflect the Crowne Plaza Tampa Westshore, which opened in March 2009. The tables also exclude performance data for the Crowne Plaza Hollywood Beach Resort, which was acquired through a joint venture in August 2007 and in which the Company has a 25.0% indirect interest.

Consolidated (All Hotels)

	Quarter ended December 31, 2010	Quarter ended December 31, 2009	Variance

Occupancy	60.0%	56.6%	6.0%
Average Daily Rate (“ADR”)	$105.72	$105.03	0.7%
Revenue per Available Room (“RevPAR”)	$63.39	$59.42	6.7%

For the quarter ended December 31, 2010, the Company’s consolidated properties realized a 6.7% increase in RevPAR versus the same period in 2009. The RevPAR increase was the result of a 6.0% increase in occupancy and a 0.7% increase in ADR.

Consolidated (All Hotels)

	Year ended December 31, 2010	Year ended December 31, 2009	Variance

Occupancy	66.0%	60.4%	9.3%
ADR	$104.42	$107.21	-2.6%
RevPAR	$68.93	$64.74	6.5%

Same Store (8 Hotels)

	Year ended December 31, 2010	Year ended December 31, 2009	Variance

Occupancy	66.6%	62.3%	7.0%
ADR	$106.08	$108.81	-2.5%
RevPAR	$70.69	$67.78	4.3%

For the year ended December 31, 2010, the Company’s consolidated properties realized a 6.5% increase in RevPAR versus the same period in 2009. The consolidated properties’ RevPAR increase was the result of a 9.3% increase in occupancy offset by a 2.6% decrease in ADR. For the year ended December 31, 2010, the same-store portfolio generated a 4.3% increase in RevPAR compared to the year ended December 31, 2009. The same-store properties’ RevPAR increase was the result of a 7.0% increase in occupancy offset by a 2.5% decrease in ADR.

Portfolio Update

As of December 31, 2010, total assets were approximately $209.6 million, including approximately $183.9 million of net investment in hotel properties plus approximately $9.5 million for the Company’s joint venture investment in the Crowne Plaza Hollywood Beach Resort.

On July 26, 2010, the Company executed a Doubletree Franchise License Agreement (the “License Agreement”) with Hilton Worldwide for its Raleigh, North Carolina, property in order to upbrand the hotel from its current Holiday Inn affiliation. In conjunction with the License Agreement, the Company is executing a Product Improvement Plan and expects to rebrand the hotel no later than November 30, 2011. The License Agreement will remain in effect for a period of 10 years from the conversion date.

Balance Sheet/Liquidity

At December 31, 2010, the Company had approximately $5.2 million of available cash and cash equivalents, of which approximately $2.2 million was reserved for real estate taxes, insurance, capital improvements and certain other expenses. The Company has approximately $75.2 million outstanding on its line of credit, which had been deployed primarily to fund the acquisitions and renovations of the Sheraton Louisville Riverside and the Crowne Plaza Tampa Westshore, the Company’s equity contribution to its joint venture with The Carlyle Group for the purchase of the Crowne Plaza Hollywood Beach Resort, as well as the acquisition of the Crowne Plaza Hampton Marina.

Our indebtedness under our credit facility matures in May 2011. However, the June 2010 amendment to our credit agreement provides us the option to extend the maturity date for one year to May 2012 provided we meet certain loan-to-value requirements and satisfy certain additional conditions. The loan-to-value requirements of the extension provision of our credit agreement contemplate valuations of our encumbered properties at a multiple of their net operating income, as defined by our credit agreement. The maximum amount that we can borrow under the credit facility during the extension period is 70.0% of the value of the encumbered properties. We do not believe our encumbered properties will realize sufficient operating performance to allow the properties in our collateral pool to meet the loan-to-value requirements of the extension provision. We estimate that in order to exercise the extension option we will be required to reduce the outstanding balance on the facility by making a payment ranging between $17.5 million and $22.5 million during the second quarter 2011.

The mortgage on our Hampton, Virginia property matures in June 2011 but may be extended for one additional 12-month period subject to certain terms and conditions. The mortgage on our Jacksonville, Florida property matures in July 2011.

The Company currently is considering a number of alternatives to address these maturities including refinancings of the existing indebtedness as well as amendments to agreements with existing lenders. The Company is also evaluating potential sources of additional capital.

Dividend

As previously announced, the fifth amendment to the credit agreement entered into in June 2010 permits the Company to pay in any given fiscal year a dividend in an amount minimally necessary in order to maintain its status as a REIT provided that no default or event of default exists at the time of, or after giving effect to, the distribution and the Company does not incur indebtedness to make the distribution. The Company anticipates the amount of such a dividend will remain at 90.0% of taxable income excluding net capital gains, which does not necessarily equal net income as calculated in accordance with GAAP. The credit agreement also provides that the Company may make additional dividend distributions so long as no event of default exists at the time, or after giving effect to, such additional distributions if the Company maintains a minimum liquidity position of $10.0 million and satisfies a debt yield ratio of EBITDA to total liabilities of at least 10.0% before and after giving effect to such distribution, provided the aggregate amount of such distributions in a given year cannot exceed 90.0% of FFO for the prior fiscal year. Any future changes to the Company’s current dividend policy will need to be in compliance with restrictions on the payment of cash dividends as set forth in the referenced amendment to the credit agreement.

Outlook and Market Trends

Set forth below is guidance for 2011, which is predicated on continued strengthening of the economy and expected improvements in hotel lodging industry fundamentals. These projections are based on occupancy and rate estimates that are consistent with calendar year 2011 trend forecasts by Smith Travel Research for the market segments in which the Company operates. The FFO forecast reflects management’s expectation that recently renovated and opened properties, including the Hilton Savannah DeSoto and the Crowne Plaza Tampa Westshore, will continue to experience increased demand and improved operations and that there will be continued, albeit slowed, expansion in the lodging industry through 2011.

The table below reconciles projected 2011 net loss to projected FFO and provides projected key operating metrics and supplemental information:

	Low Range	High Range
	Y/E Dec 31, 2011	Y/E Dec 31, 2011
Net loss	$(1,935,000)	$(977,500)
Noncontrolling interest	(677,500)	(342,500)
Depreciation and amortization	8,525,000	8,525,000
Equity in depreciation and amortization of joint venture	550,000	550,000

FFO	$6,462,500	$7,755,000

Weighted average shares and units	12,925,000	12,925,000

FFO per share and unit	$0.50	$0.60

Earnings Call/Webcast

The Company will conduct its fourth quarter 2010 conference call for investors and other interested parties at 10:00 a.m. Eastern Time (ET) on Tuesday, February 22, 2011. The conference call will be accessible by telephone and through the Internet. Interested individuals are invited to listen to the call by telephone at 877-317-6789 (United States) or 866-605-3852 (Canada). To participate on the webcast, log on to www.mhihospitality.com at least 15 minutes before the call to download the necessary software. For those unable to listen to the call live, a taped rebroadcast will be available beginning one hour after completion of the live call on February 22, 2011 through December 31, 2011. To access the rebroadcast, dial 877-344-7529 and enter passcode number 447557. A replay of the call also will be available on the Internet at www.mhihospitality.com until February 22, 2012.

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper upscale full-service hotels in the Mid-Atlantic and Southern United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, nine of which are wholly-owned and comprise 2,110 rooms. All of the Company’s wholly-owned properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. The Company has a 25.0% interest in the Crowne Plaza Hollywood Beach Resort. The Company also has a leasehold interest in the common area of Shell Island Resort, a resort condominium property. MHI Hospitality Corporation was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond the Company’s control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. Factors which could have a material adverse effect on the Company’s future results, performance and achievements, include, but are not limited to: national and local economic and business conditions, including the recent economic downturn, that affect occupancy rates at the Company’s hotels and the demand for hotel products and services; risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs; the magnitude, sustainability and timing of the economic recovery in the hospitality industry and in the markets in which the Company operates; the availability and terms of financing and capital and the general volatility of the securities markets, specifically, the impact of the recent credit crisis which has severely constrained the availability of debt financing; risks associated with the level of the Company’s indebtedness and its ability to meet covenants in its debt agreements and, if necessary, to refinance or seek an extension of the maturity of such indebtedness; management and performance of the Company’s hotels; risks associated with the conflicts of interest of the Company’s officers and directors; risks associated with redevelopment and repositioning projects, including delays and cost overruns; supply and demand for hotel rooms in the Company’s current and proposed market areas; the Company’s ability to acquire additional properties and the risk that potential acquisitions may not perform in accordance with expectations; the Company’s ability to successfully expand into new markets; legislative/regulatory changes, including changes to laws governing taxation of real estate investment trusts; the Company’s ability to maintain its qualification as a REIT; and the Company’s ability to maintain adequate insurance coverage. These risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although the Company believes its current expectations to be based upon reasonable assumptions, it can give no assurance that its expectations will be attained or that actual results will not differ materially.

(Financial Tables Follow)

MHI HOSPITALITY CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009
	(unaudited)	(audited)
ASSETS
Investment in hotel properties, net	$183,898,660	$188,587,507
Investment in joint venture	9,464,389	9,685,844
Cash and cash equivalents	2,992,888	3,490,487
Restricted cash	2,205,721	701,730
Accounts receivable	1,868,380	1,625,161
Accounts receivable-affiliate	17,375	32,444
Prepaid expenses, inventory and other assets	2,335,783	2,046,082
Notes receivable, net	100,000	100,000
Shell Island lease purchase, net	1,080,882	1,441,176
Deferred income taxes	4,746,938	4,920,973
Deferred financing costs, net	872,415	1,328,351

TOTAL ASSETS	$209,583,431	$213,959,755

LIABILITIES
Line of credit	$75,197,858	$75,522,858
Mortgage loans	72,192,253	72,738,250
Loans payable	4,493,970	4,613,163
Accounts payable and accrued liabilities	6,335,145	6,696,605
Advance deposits	555,902	547,653

TOTAL LIABILITIES	$158,775,128	$160,118,529

Commitments and contingencies

EQUITY
MHI Hospitality Corporation stockholders’ equity
Preferred stock , par value $0.01, 1,000,000 shares authorized, 0 shares issued and outstanding	$—	$—
Common stock, par value $0.01; 49,000,000 shares authorized; 9,541,286 shares and 9,096,943 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	95,413	90,969
Additional paid in capital	55,682,976	52,543,562
Distributions in excess of retained earnings	(16,837,182)	(14,454,238)

Total MHI Hospitality Corporation stockholders’ equity	38,941,207	38,180,293
Noncontrolling interest	11,867,096	15,660,933

TOTAL EQUITY	50,808,303	53,841,226

TOTAL LIABILITIES AND EQUITY	$209,583,431	$213,959,755

MHI HOSPITALITY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Quarter ended	Quarter ended	Year ended	Year ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
REVENUE
Rooms department	$12,305,892	$11,534,547	$53,090,084	$48,939,286
Food and beverage department	5,510,269	4,804,583	19,905,509	17,992,536
Other operating departments	1,003,340	1,167,856	4,386,751	4,586,904

Total revenue	18,819,501	17,506,986	77,382,344	71,518,726

EXPENSES
Hotel operating expenses
Rooms department	3,594,877	3,520,015	15,090,190	14,018,102
Food and beverage department	3,491,471	3,243,799	13,248,212	12,234,104
Other operating departments	156,789	193,833	697,037	775,036
Indirect	7,415,299	7,349,384	30,026,159	29,026,538

Total hotel operating expenses	14,658,436	14,307,031	59,061,598	56,053,780

Depreciation and amortization	2,125,424	2,271,676	8,506,802	8,420,085
Corporate general and administrative	702,044	673,351	3,389,764	3,170,627

Total operating expenses	17,485,904	17,252,058	70,958,164	67,644,492

NET OPERATING INCOME	1,333,597	254,928	6,424,180	3,874,234

Other income (expense)
Interest expense	(2,645,167)	(2,530,193)	(10,030,517)	(9,661,871)
Interest income	6,527	4,309	22,305	41,999
Equity income (loss) in joint venture	11,842	(79,401)	16,931	(249,367)
Unrealized gain (loss) on hedging activities	69,659	365,991	700,488	1,220,162
Loss on disposal of assets	(87,175)	—	(171,304)	(42,870)

Net loss before taxes	(1,310,717)	(1,984,366)	(3,037,916)	(4,817,713)
Income tax benefit (provision)	151,958	780,252	(214,344)	1,807,126

Net loss	(1,158,759)	(1,204,114)	(3,252,261)	(3,010,587)
Add: Net loss attributable to the noncontrolling interest	304,762	405,726	869,317	1,036,757

Net loss attributable to the Company	$(853,997)	$(798,388)	$(2,382,944)	$(1,973,830)

Net loss per share attributable to the Company
Basic	$(0.09)	$(0.10)	$(0.25)	$(0.28)
Diluted	$(0.09)	$(0.10)	$(0.25)	$(0.28)
Weighted average number of shares outstanding
Basic	9,541,286	7,682,883	9,447,275	7,143,829
Diluted	9,557,286	7,708,883	9,463,275	7,169,829

MHI HOSPITALITY CORPORATION

RECONCILIATION OF NET LOSS TO FUNDS FROM OPERATIONS (FFO)

(unaudited)

	Quarter ended	Quarter ended	Year ended	Year ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Net loss attributable to the Company	$(853,997)	$(798,388)	$(2,382,944)	$(1,973,830)
Adjust noncontrolling interest	(304,762)	(405,726)	(869,317)	(1,036,757)
Add depreciation and amortization	2,125,424	2,271,676	8,506,802	8,420,085
Add equity in depreciation and amortization of joint venture	136,395	137,768	546,055	545,580
Add loss on disposal of assets	87,175	—	171,304	42,870

FFO	$1,190,235	$1,205,330	$5,971,900	$5,997,948

Weighted average shares outstanding	9,541,286	7,682,883	9,447,275	7,143,829
Weighted average units outstanding	3,356,493	3,737,607	3,446,169	3,737,607

Weighted average shares and units	12,897,779	11,420,490	12,893,444	10,881,436

FFO per share and unit	$0.09	$0.11	$0.46	$0.55

Industry analysts and investors use Funds from Operations, FFO, as a supplemental operating performance measure of an equity REIT. FFO is calculated in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO, as defined by NAREIT, represents net income or loss determined in accordance with GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus certain non-cash items such as real estate asset depreciation and amortization, and after adjustment for any noncontrolling interest from unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by itself. Thus, NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from GAAP net income. Management believes that the use of FFO, combined with the required GAAP presentations, has improved the understanding of the operating results of REITs among the investing public and made comparisons of REIT operating results more meaningful. Management considers FFO to be a useful measure of adjusted net income (loss) for reviewing comparative operating and financial performance. Management believes FFO is most directly comparable to net income (loss), which remains the primary measure of performance, because by excluding gains or losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization, FFO assists in comparing the operating performance of a company’s real estate between periods or as compared to different companies. Although FFO is intended to be a REIT industry standard, other companies may not calculate FFO in the same manner as we do, and investors should not assume that FFO as reported by us is comparable to FFO as reported by other REITs.

MHI HOSPITALITY CORPORATION

RECONCILIATION OF NET OPERATING INCOME TO ADJUSTED OPERATING INCOME

(unaudited)

	Quarter ended	Quarter ended	Year ended	Year ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Net operating income	$1,333,597	$254,928	$6,424,180	$3,874,234
Add corporate general and administrative	702,044	673,351	3,389,764	3,170,627
Add depreciation and amortization	2,125,424	2,271,676	8,506,802	8,420,085
Subtract net lease rental income	(109,250)	(126,750)	(443,000)	(445,000)
Subtract other fee income	(51,644)	(51,618)	(238,198)	(248,039)

Adjusted operating income	$4,000,171	$3,021,587	$17,639,548	$14,771,907

We provide adjusted operating income as supplemental information for investors. We eliminate corporate-level costs and expenses to arrive at property-level results because we believe property-level results provide investors with supplemental information into the ongoing operating performance of our hotels. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

As a result of the elimination of corporate-level costs and expenses, depreciation and amortization, net lease income as well as other fee income not related to our wholly-owned hotel properties, the adjusted operating income we present should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments or our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

We also believe that providing adjusted operating income provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotels REITs and hotel owners.